Exhibit 3.1

EXECUTION VERSION

AMARANTUS BIOSCIENCE HOLDINGS, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

 OF

 SERIES H 12% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78, 1955 OF THE NEVADA REVISED STATUTES

The undersigned, Gerald Commissioner, does hereby certify that:

1. He is the President and Chief Executive Officer, of Inc., a Nevada corporation (the “Corporation” or the “Company”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which 761,893.22 have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 25,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Alternative Conversion Price” means 60% of the lowest of traded price of a share of Common Stock in the thirty (30) consecutive Trading Days prior to the Conversion Date.

“Amendment” means the proposed amendment to the Corporation’s Articles of Incorporation that increases the number of authorized shares of Common Stock from 150,000,000 shares of Common Stock to no less than 500,000,000 shares of Common Stock.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the respective Purchase Agreements.

“Closing Date” means the applicable Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

2

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Corporation Redemption” has the meaning set forth in Section 8.

“Corporation Redemption Price” has the meaning set forth in Section 8.

“Corporation Redemption Payment Date” has the meaning set forth in Section 8.

“Corporation Redemption Notice” has the meaning set forth in Section 8.

”Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Corporation has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares and Warrants are otherwise eligible for delivery via DWAC, and € the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages, late fees and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) the Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and Conversion Shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the Conversion Shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (g) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, (j) for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily dollar trading volume for the Common Stock on the principal Trading Market exceeds $30,000 per Trading Day and (k) the shares of Common Stock are DWAC Eligible and not subject to a “DTC Freeze” or a “DTC Chill”

3

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“FDA” means the U.S. Food and Drug Administration.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP.

“Issuable Maximum” shall have the meaning set forth in Section 6(e).

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liabilities” means all direct or indirect liabilities, indebtedness and obligations of any kind of the Corporation to Delafield and/or Dominion to either any Purchaser, howsoever created, arising or evidenced, whether now existing or hereafter arising (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, including, but not limited to, pursuant to the Notes, this Certification of Designation, any other Transaction Document and/or any of the other Documents, (as defined in the NPA) or referred to in the “Notes,” any letter of credit, any standby letter of credit, and/or outside attorneys’ and paralegals’ fees or charges relating to the preparation of the Transaction Documents, the Documents and the enforcement of rights, remedies and powers under this Agreement, the Notes and/or the other Documents.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 6(e).

“New York Courts” shall have the meaning set forth in Section 11(d).

4

“Notes” has the meaning set forth in Section 10.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“NPA” has the meaning set forth in Section 10.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Governmental Indebtedness” means Indebtedness provided by the Export and Import Bank of the United States of America or other similar governmental entity for the purpose of supporting product sales by the Borrower.

“Permitted Indebtedness” means (i) Indebtedness of the Corporation evidenced by the Notes, any document, agreement and/or instrument referenced in the Notes in favor of such persons, this Certificate of Designation and/or any other Transaction Document in favor of Dominion and/or Delafield including all Liabilities, (ii) Indebtedness of the Corporation set forth in Corporation’s most recent SEC report filed with the SEC by the Corporation on Form 10-Q or Form 10-K (the “SEC Reports”) provided none of such Indebtedness, has been increased, extended and/or otherwise changed), (iii) Indebtedness secured by Permitted Liens described in clauses “(iv)” of the definition of Permitted Liens, and (iv) Permitted Governmental Indebtedness.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (a) upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, and (b) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and (v) any Liens for Permitted Indebtedness set forth in (i) and (ii) of the definition of Permitted Indebtedness provided as to “(ii)” of Permitted Indebtedness such Liens were in existence and not amended, supplemented and/or modified since the original issuance date any such Indebtedness was incurred.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means those certain Securities Purchase Agreements, dated on or about the first Original Issue Date, among the Corporation and the original Holders, and that certain Securities Purchase Agreement dated on or about the filing date of this Amended and Restated Certificate of Designation as amended, modified or supplemented from time to time in accordance with its terms.

“Public Offering” means any firm commitment underwritten public offering of gross proceeds of at least $4,000,000 of securities of the Company pursuant to a registration statement on Form S-1 or Form S-3.

“Qualified Public Offering” means (i) a firm commitment underwritten public offering of shares of Common Stock (and any other securities of the Company that may be sold along with shares of Common Stock in any such underwritten firm commitment public offering including, but not limited to, any Common Stock Equivalents), (ii) the gross proceeds resulting from such underwritten firm commitment public offering equal or exceed, $9,000,000, and (iii) (x) the shares of Common Stock including, but not limited to, all Underlying Shares have been approved for listing on one of the exchanges or markets set forth below in this definition of Qualified Public Offering, and (y) on the next trading day following the date the SEC declares the registration statement registering under the Securities Act the sale of the shares of Common Stock being sold to investors in such firm commitment underwritten public offering effective, and any of securities of the Company being issued and/or sold in addition to shares of Common Stock by the Company including, but not limited to, any Common Stock Equivalent (the “Qualified Offering Conversion Date”), the shares of Common Stock commence trading on the New York Stock Exchange, NYSE MKT, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market.

5

“Qualified Public Offering Conversion Amount” means the product of (i) 130%, multiplied by (ii) the sum of (x) the Stated Value of all Preferred Stock owned by a Holder on and including the Qualified Public Offering Conversion Date, (y) all accrued but unpaid dividends (including all dividends deemed earned pursuant to Section 3(a)), as of and including the Qualified Public Offering Conversion Date (regardless of whether or not the Company accrued for any such dividends on its books and records), and (z) all liquidated damages, Late Fees, and/or any other amounts owed to a Holder pursuant to this Certification of Designation or otherwise related to the Preferred Stock through and including the Qualified Public Offering Conversion Date, including, but not limited to, any and all Late Fees, liquidated damages, premium payments, redemption payments and all other fees and expenses owed to the Holder and/or its legal counsel or otherwise.

“Qualified Public Offering Conversion Price” means the lowest of (i) the Conversion Price on the Qualified Public Offering Conversion Date, and (ii) (A) if a Public Offering constituting a Qualified Public Offering has previously occurred, seventy-five (75%) percent of, and (B) if a Public Offering not constituting a Qualified Public Offering has not previously occurred, eighty (80%) percent of the lowest of (x) the price a share of Common Stock is sold to a purchaser in the Qualified Public Offering, and (y) the lowest conversion price, exchange price and/or exercise price that any Common Stock Equivalents issued and/or sold to investors in the Qualified Public Offering, if any, are convertible, exchangeable, and/or exercisable into shares of Common Stock, and (z) the price any Common Stock Equivalents are sold (or deemed sold) and/or issued to investors in the Qualified Public Offering.

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTCPink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

6

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Place, Woodmere, New York 11598, and a facsimile number of (646) 536-3179, and any successor transfer agent of the Company.

“Triggering Event” shall have the meaning set forth in Section 10(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, the sum of (a) the greater of (i) 130% of the Stated Value and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event, multiplied by (z) the Stated Value divided by the then Conversion Price, (b) all accrued but unpaid dividends thereon and (c) all liquidated damages, Late Fees and other costs, expenses or amounts due in respect of the Preferred Stock including, but not limited to legal fees and expenses of legal counsel to the Holder in connection with, related to and/or arising out of a Triggering Event.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock and upon exercise of the Warrants.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.13(b) of the Purchase Agreement.

“VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Warrants shall be immediately exercisable, have full-ratchet anti-dilution protection, cashless exercise provision only in the event a registration statement is not effective with respect to the Warrant Shares and have a term of exercise equal to 5 years from the Original Issuance Date, in the form of Exhibit C attached to the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series H 12% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 25,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation below (the “Stated Value”).

7

Section 3. Dividends.

(a) Dividends in Cash or in Kind. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends (i) for the 12 month period beginning on the Original Issuance Date (the “Initial 12 Month Period”), and (ii) for each subsequent twelve 12 month period beginning on the first calendar day (the “First Day of a Subsequent 12 Month Period”) following the last calendar day of the prior twelve (12) month period and terminating 12 months thereafter (each a “Subsequent 12 Month Period”), provided that for each Subsequent 12 Month Period the share of Preferred Stock is issued and outstanding on the First Day of a Subsequent 12 Month Period, at the rate per Preferred Share (as a percentage of the Stated Value per share) equal to 12% per annum (which may be increased pursuant to Section 10 or elsewhere herein) all of which dividends shall be guaranteed and the total amount of dividends due on each share of Preferred Stock for each twelve (12) month period shall be deemed earned (i) as to the Initial 12 Month Period, on the Original Issue Date; and (ii) for each Subsequent 12 Month Period, on the First Day of a Subsequent 12 Month Period. Dividends shall be payable for the first dividend payment on September 30, 2015, and, thereafter, quarterly on each December 31, March 31, June 30 and September 30, and on each Conversion Date, Qualified Offering Conversion Date, Trigger Redemption Payment Date and Corporation Redemption Payment Date, (with respect only to Preferred Stock being converted.), (each such date, a “Dividend Payment Date”), provided (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day. All dividends shall be paid in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”); provided all dividends payable on each Preferred Share shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 15 consecutive Trading Days immediately prior to the applicable Dividend Payment Date or Conversion Date (the “Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in any combination of cash or shares of Common Stock which shall be valued solely for such purpose at the lower of (x) the Conversion Price; and (y) 65% of the average of the VWAPs for the 15 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued solely for such purpose at 60% of the average of the VWAPs for the 15 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at the lower of (x) the Conversion Price; and (y) 55% of the average of the VWAPs for the 15 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date (the “Lowest Section 3 Divided Share Price”), and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next applicable Dividend Payment Date or Conversion Date or shall be accreted to, and increase, the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. In the event the Corporation notifies the Holders that it will pay dividends in whole or in part in shares of Common Stock based on its good faith and reasonable belief that the Corporation it will be in compliance with the Equity Conditions during the Dividend Notice Period, and the Corporation determines on or before the first day of the Dividend Notice Period that it will not be in compliance with the Equity Conditions, it shall so notify the Holders and each Holder may elect to receive Common Stock or cash. Notwithstanding anything to the contrary provided herein or elsewhere, in no event shall any provision set forth herein or elsewhere be deemed to directly and/or indirectly constitute a waiver of any provision herein and/or in any other Transaction Documents including, but not limited to any Event of Default, event of default, and/or a Triggering Event.

(b) Participating Dividends on As-Converted Basis. From and after the initial Closing Date, in addition to the payment of dividends pursuant to Section 2(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

8

(c) Dividend Calculations. Subject to Section 3(a), dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue and compound daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.

(d) Late Fees. Any dividends that are not paid a Dividend Payment Date shall continue to accrue and shall entail a late fee (“Late Fees”), which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the Dividend Payment Date through and including the date of actual payment in full.

(e) Other Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or pari passu securities other than any Preferred Stock purchased to the terms of this Certificate of Designation. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities or pari passu securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or pari passu securities.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “ Liquidation ”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

9

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Preferred Stock shall equal the lower of (i) $0.40 (subject to adjustment as provided herein), (ii) 75% of the lowest daily VWAP during the fifteen (15) Trading Days immediately prior to the date a Conversion Notice is sent to the Company by the Holder and (iii) (A) if a Public Offering that is not a Qualified Public Offering has occurred, 75% of, or (B) if a Qualified Public Offering has occurred, 80% of the lowest of the (x) per share price of shares of Common Stock, and (y) the lowest conversion price, exercise price or exchange price of any Common Stock Equivalents, that are sold or issued to the public in the Public Offering or the Qualified Public Offering, respectively (the “Conversion Price”). Notwithstanding anything herein to the contrary, at any time after the occurrence of any Triggering Event, the Holder may require the Company to, at such Holder’s option and otherwise in accordance with the provisions for conversion herein, convert all or any part of any Preferred Shares into Common Stock at the Alternative Conversion Price. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages including, but not limited to, as a result of a Triggering event pursuant to Section 10 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “ Share Delivery Date ”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

10

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided , however , that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. All liquidated damages shall be paid to the Holder not later than the fifth (5th) Trading Day after notice is provided to the Company by the Holder stating that any such liquidated damages are due pursuant to this Section 6(c) (iii). Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “ Buy-In ”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The payment of all amounts due by the Company to the Holder shall be paid in cash no later than the fifth (5th) Business Day after notice is provided by a Holder to the Company requesting the payment of any such liquidated damages. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

11

v. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 300% of the Required Minimum for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, all as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Purchasers, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7, but ignoring any Beneficial Ownership Limitations or other restrictions and/or limitations on conversions set forth herein or elsewhere) upon the conversion of the then outstanding Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, and, at such times as a registration statement covering such shares is then effective under the Securities Act, will be registered for public resale in accordance with such registration statement. For purposes of this Certification of Designation, the term “Required Minimum” shall be defined as the product of (i) 300%, multiplied by (ii) the quotient of (A)(x) all outstanding Stated Value of all issued and outstanding Preferred Stock, (y) all unpaid dividends thereon (whether accrued or not), and (z) all fees and/or any costs and expenses relating to the Transaction Documents including, but not limited to Late Fees and liquidation damages, divided by (B) the lower of (x) the Conversion Price on the date of Closing, and (y) in the event that the price of the Common Stock is below the Conversion Price, the Alternative Conversion Price. The Company shall be required to calculate the Required Minimum on the first trading day of each month that any shares of Preferred Stock are outstanding and provide such calculation to the Holder and the transfer agent promptly. For purposes of calculating the Required Minimum, Company shall assume that all Preferred Stock will remain outstanding for eighteen (18) months and all accrued but unpaid dividends thereon accrues at the rate of 18% per annum, is paid on the date 18 months from the Closing.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

12

d) Beneficial Ownership Limitation. The Corporation shall not affect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

e) Mandatory Conversion. At any time after the Original Issuance Date, if the Corporation effectuates a Qualified Public Offering, then on the Qualified Public Offering Conversion Date, provided all Equity Conditions are satisfied (or waived by Holders owing in the aggregate no less than 75% of the then issued and outstanding Preferred Stock), all (but not less than all), issued and outstanding Preferred Shares then outstanding shall automatically convert (a “Mandatory Conversion”), into Conversion Shares. The number of Conversion Shares that a Holder shall receive from the Corporation upon a Mandatory Conversion shall equal the quotient of (i) such Holder’s Qualified Public Offering Conversion Amount, divided by (ii) the Qualified Public Offering Conversion Price, which amount, however, shall not exceed the Beneficial Ownership Limitation. All Conversion Shares issued to each Holder upon a Mandatory Conversion shall be and the Corporation converts and agrees will be fully paid, validly issued and non-assessable. Each Holder of Preferred Shares shall have all rights and remedies with regard to the conversion of such Holder’s Preferred Shares in a Mandatory Conversion as if such Holder submitted to the Corporation a timely Notice of Conversion pursuant to Section 6(c) with the Conversion Amount being the Qualified Public Offering Conversion Amount, the Conversion Price being the Qualified Public Offering Conversion Price and the Share Delivery Date being the Qualified Public Offering Conversion Date. Notwithstanding anything to the contrary provided herein or elsewhere, all Preferred Stock may be converted by a Holder hereunder, until the Trading Day that the Holder receives (or his account is credited with) the required amount of unlegended and non-restricted Conversion Shares pursuant to this Section 6(e) as if the Holder had submitted a Notice of Conversion to the Corporation. Notwithstanding anything to the contrary provided herein, if on a Mandatory Conversion a Holder is not able to convert any Preferred Shares as a result of a Beneficial Ownership Limitation, the Conversion Price for all Preferred Shares a Holder is not so able to convert as a result of such Beneficial Ownership Limitations shall be reduced to the Qualified Public Offering Conversion Price. The Corporation shall cause notice of the Mandatory Conversion (the “Mandatory Conversion Notice”) to be mailed to the Holder, at such Holder’s address, at least ten (10) days prior to the Mandatory Conversion Date. Notwithstanding the foregoing provisions of this Section 6, the Holder may convert any portion of this Note pursuant to Section 6 on or prior to the date immediately preceding the date of such Mandatory Conversion.

13

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. If, at any time while any Preferred Stock is outstanding the Corporation or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “ Base Conversion Price ” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. If the Corporation enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “ Purchase Rights ”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided , however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

14

d) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Fundamental Transaction.

1) General. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Holders of any Notes and Series H Preferred stock, as those are defined in those certain Securities Purchase Agreements and/or Exchange Agreements dated of even date herewith; (ii) the Successor Entity (as defined below) assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 7.e) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for shares of Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock, including, without limitation, which is convertible into a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and (iii) if the Fundamental Transaction occurs within six (6) months of the Closing Date, the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Stock been converted immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock), as adjusted in accordance with the provisions of this Certificate of Designation. Notwithstanding the foregoing, and without limiting Section 6 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 7.e) to permit the Fundamental Transaction without the assumption of the Preferred Stock. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Note been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

15

2) Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 6 above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase the Preferred Stock from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value.

3) Fundamental Transaction. If, at any time while any Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 6 on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which each share of Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the shares of Preferred Stock from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unconverted shares of Preferred Stock on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of the unconverted shares of Preferred Stock remaining on the date of the Holder’s request pursuant to Section 7(e)(2) which value is calculated using the Black Scholes Option Pricing Model for a “call” or “put” option, as elected by the Holder, as obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 7(e)(2) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Conversion Price in effect on the date of the Holder’s request pursuant to Section 7(e)(2), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate as of the date of the Holder’s request pursuant to Section 7(e)(2) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) the date on which the Holder first became aware of the applicable Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible into a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

16

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (F) the Corporation shall take any action to effectuate, and/or its actions could result in, a Mandatory Conversion, (G) the Corporation shall take any action to effectuate an Corporation Redemption, or (H) a Triggering Event shall have occurred, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified (unless a greater or lesser time period is expressly required elsewhere in this Certificate of Designation), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth in this Certificate of Designation.

17

Section 8. Corporation Redemption.

(a) The Corporation shall have the right to redeem (a “Corporation Redemption”), all (but not less than all), shares of the Preferred Stock issued and outstanding at any time after the Original Issue Date, at a redemption price per Preferred Stock then issued and outstanding (the “Corporation Redemption Price”), equal to the product of (i) (A) 120%, or (B) 130% if a Qualified Public Offering has previously occurred multiplied by (ii) the sum of (x) the Stated Value, (y) all accrued but unpaid dividends, and (z) all other amount due to the Holder pursuant to this Certificate of Designation and/or any Transaction Document including, but not limited to Late Fees, liquidated damages and the legal fees and expenses of the Holder’s counsel relating to this Certification of Designation, any other Transaction Document and/or the transactions contemplated thereunder and/or hereunder.

(b) In connection with any Corporation Redemption, the Corporation shall provide no less than five (5) calendar days advance written notice (a “Corporation Redemption Notice”) to all Holders of shares of Preferred Stock of a Corporate Redemption.

(c) The Corporation may not deliver to a holder a Corporation Redemption Notice unless on or prior to the date of delivery of such Corporation Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay the Corporation Redemption Price for each share of Preferred Stock then issued and duly.  Any Corporation Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by Corporation duly authorized officer of the Corporation.

(d) The Corporation Redemption Price required to be paid by the Corporation to each Holder shall be paid in the cash to each Holder of shares of Preferred Stock no later than 5 calendar days from the date of mailing of the Corporation Redemption Notice (the “Corporation Redemption Payment Date”).

(e) Notwithstanding the delivery of a Corporation Redemption Notice, a Holder may convert some or all of its shares of Preferred Stock until the date it receives in full Corporation Redemption Price, provided, however, that notwithstanding anything to the contrary provided herein or elsewhere (i) in the event a Holder would be precluded from converting any shares of Preferred Stock, due to the limitation contained in Section 6(d), the Corporation Redemption Payment Date, for such Holder only, shall automatically be extended by 120 days (or such shorter period as so provided to the Corporation by the Holder at any time and (ii) if a Mandatory Conversion has occurred prior to the Corporation Redemption Payment Date and for whatever reason including, but not limited to, the Beneficial Ownership Limitation, a Holder still owns Preferred Stock, any such Holder may elect to extend the Corporation Redemption Payment Date as to any or all of such Holder’s Preferred Stock for up to 120 days following the Corporation Redemption Payment Date to allow such Holder to convert its remaining Preferred Stock into Conversion Shares.

18

Section 9. Negative Covenants. From the date hereof until the date no shares of Preferred Stock are issued and outstanding, unless Holders of at least 75% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) except for the Amendment, amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire of any shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents,

(e) pay cash dividends or distributions on Junior Securities of the Corporation;

(f) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

(g) hire and/or pay directly and/or indirectly, whether in cash, securities or otherwise and/or any investment banker, borrower/dealer and/or advisor for the purpose and/or in connection with any direct and/or indirect capital raise including any loans of and/or for the Company and/or any of its Subsidiaries; or

(h) enter into any agreement with respect to any of the foregoing.

Section 10. Redemption Upon Triggering Events.

(a) “Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. if the Corporation fails to provide at all times the Registration Statement or usable prospectus that permits the Corporation to issue the Conversion Shares or which allows the Holder to sell the Conversion Shares pursuant thereto, subject to a grace period of 10 Trading Days in the aggregate in any 365-day period or the Corporation cannot issue the Conversion Shares pursuant to Section 3(a)(9) of the Securities Act;

ii. the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder (including, but not limited to, a Mandatory Conversion), that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

19

iii. the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five Trading Days after notice therefor is delivered hereunder.

iv. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

v. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 5 calendar days after the date on which written notice of such failure or breach shall have been delivered;

vi. the Corporation shall redeem Junior Securities or pari passu securities;

vii. the Corporation shall be party to a Change of Control Transaction;

viii. there shall have occurred a Bankruptcy Event;

ix. the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five Trading Days, which need not be consecutive Trading Days;

x. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $50,000 (provided that amounts covered by the Corporation’s insurance policies are not counted toward this $50,000 threshold), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 Trading Days;

xi. the electronic transfer by the Corporation of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a ‘freeze” and/or “chill”; or

xii. the 2015 Meeting did not occur on September 2, 2015, or did occur but was not held in compliance with all applicable laws, rules and regulations including, but not limited to, applicable quorum requirements, and/or any proposals including, but not limited to, the Amendment, voted on at the 2015 Meeting by the Company’s shareholders are not approved; or

xiv. the authorized Common Stock has not been increased from 150,000,000 shares to 500,000,000 shares by April 30, 2016, or

xii. any breach, Event of Default and/or any event of default occurs (or with the passage of time and/or the providing of notice could occur), with respect to (x) the Securities Purchase Agreement dated on or about the date hereof by and among the Corporation and the Lenders named therein pursuant to which such Lenders purchased from the Corporation 12% Senior Secured Convertible Promissory Notes of the Corporation Due September 30, 2016 (the “Notes”), and in certain cases common stock purchase warrants of the Corporation (the “NPA”), (y) the Notes issued and/or transferred pursuant to the NPA, and/or pursuant to any other document and/or agreement, and/or (z) any other document, agreement and/or instrument contemplated under the Notes and/or the NPA including, but not limited to, the registration rights agreement, the security agreement, the Intercreditor and Subordination Agreement, and/or any warrants.

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to (A) redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount, or (B) at the option of each Holder either (i) redeem all of the Preferred Stock then held by such Holder though the issuance to such Holder of such number of shares of Common Stock equal to the quotient of (x) the Triggering Redemption Amount, divided by (y) the lowest of (1) the Conversion Price, (2) the Qualified Public Offering Conversion Price and (3) 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder, or (ii) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder retroactively to the initial Closing Date to 18% per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.

20

Section 11. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service and by facsimile or e-mail, addressed to the Corporation, at 655 Montgomery Street, Suite 900, San Francisco, CA 94111; Attention: Gerald E. Commissiong, facsimile number (408) 852-4427, or e-mail gerald.commissiong@amarantus.com , or such other facsimile number, e-mail or address as the Corporation may specify for such purposes by prior written notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

21

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to a Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series H 12% Convertible Preferred Stock.

22

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 22nd day of February 2016.

/s/ Gerald E. Commissiong
Name:	Gerald E. Commissiong
Title:	President and Chief Executive Officer

23

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series H 12% Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “ Common Stock ”), of Amarantus BioScience Holdings, Inc. a Nevada corporation (the “ Corporation ”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: __________________________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _____________________________________________

Number of shares of Preferred Stock to be Converted: _____________________________________________________

Stated Value of shares of Preferred Stock to be Converted: __________________________________________________

Dollar amount of Interest to be Converted:                           __________________________________________________

Other amounts owed to the Undersigned by the

Corporation under the Certificate of Designation and/or

any other Transaction Document to be Converted:

Number of shares of Common Stock to be Issued: _________________________________________________________

Applicable Conversion Price: ________________________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________________________________________

Address for Delivery: ____________________________

or

DWAC Instructions:

Broker no: ________________

Account no: ____________________

Name of Entity Holder______________ (Please Print)

By: _____________________________________

      Name:

      Title:

Name of Individual Holder______________ (Please Print)

______________________ (Signature of Individual Holder)

24